EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PROMIS NEUROSCIENCES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value, issuable upon exercise of outstanding options under the Stock Option Plan	457(h)	834,691	$5.83	$4,866,249	(0.0000927)	$451.10
Equity	Common Shares, no par value, issuable upon future grants under the Stock Option Plan	457(c)	604,414	5.53	3,342,409	(0.0000927)	309.84
Equity	Common Shares, no par value, issuable upon vesting of deferred share units issuable under the DSU Plan	457(c) and(h)	1,061	5.53	5,867	(0.0000927)	0.54
Equity	Common Shares, no par value, issuable upon future grants under the DSU Plan	457(c)	15,605	5.53	86,296	(0.0000927)	8.00
	Total Offering Amounts				$8,300,821		$769.48
	Total Fee Offsets						$0
	Net Fee Due						$769.48

The amount registered reflected in Table 1 above represents the maximum number of Common Shares, no par value per share (the “Common Shares”), of ProMIS Neurosciences Inc. (the “Registrant”) issuable pursuant to the ProMIS Neurosciences Inc. 2007 Stock Option Plan, as amended (the “Stock Option Plan”), and the Amorfix Life Sciences Ltd. Deferred Share Unit Plan for Canadian Senior Officers, as amended (the “DSU Plan,” and together with the Stock Option Plan, the “Plans”), being registered on the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers an indeterminate number of additional Common Shares that may be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the Plans. The proposed maximum offering price per share underlying outstanding options under the Stock Option Plan has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to the shares reserved for future issuance upon exercise of outstanding stock options granted pursuant to the Stock Option Plan, based on the weighted average exercise price (rounded to the nearest cent) of such outstanding options. The proposed maximum offering price per share underlying outstanding deferred share units granted under the DSU Plan has been calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant’s Common Shares quoted on The Nasdaq Capital Market on August 31, 2022, which was $5.53 per Common Share.